EXHIBIT 16.1

September 25, 2013

U.S. Securities and Exchange Commission

Office of the Chief Accountant

100 F Street, NE

Washington, DC 20549

Re:	Net Talk.Com, Inc.

File No.  000-53668

Commissioners:

We have read Item 4.01 of Net Talk.Com, Inc., Inc.’s Form 8-K dated January 23, 2013, and we agree with such statements insofar as they relate to our firm and the predecessor firm, Meeks International, Inc.

/s/ Thomas, Howell, Ferguson, P.A